Exhibit 5.1

Robert C. Shrosbree Executive Director Legal,
Corporate & Securities General Motors Company Legal Staff 300 GM Renaissance Center Mail Code- 482-C23-D24 Detroit, Michigan, 48265-3000 Tel: 313-665-8452 Fax: 313-665-4979 robert.shrosbree@gm.com

April 30, 2014

General Motors Company
300 Renaissance Center
Detroit, Michigan 48265-3000
Re:    Registration of Securities on Form S-3
Ladies and Gentlemen:
I have acted as attorney for General Motors Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 filed by the Company with the Commission on April 30, 2014 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”). The Registration Statement relates to the sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of the following securities in one or more series: (i) common stock, par value $0.01 per share of the Company (“Common Stock”), (ii) warrants to purchase Debt Securities, Preferred Stock, or Common Stock (“Warrants”), (iii) preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”), and (iv) debt securities of the Company consisting of debentures, notes and/or other evidences of indebtedness, which may be subordinated or unsubordinated to certain other obligations of the Company and are to be issued under the indenture dated September 27, 2013 between the Company and the Bank of New York Mellon, and one or more supplements thereto (the “Indenture”) (“Debt Securities,” and together with the Common Stock, Warrants and Preferred Stock, the “Securities”). The Registration Statement provides that if so indicated in a prospectus supplement, the Debt Securities and the Preferred Stock may be convertible or exchangeable into other securities, including Common Stock and Preferred Stock.
In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation and bylaws of the Company, each as amended to date; (b) certain minutes and records of corporate proceedings of the Company; and (c) the Registration Statement and exhibits thereto.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, I have relied upon statements and representations of officers and other representatives of the Company or certificates or comparable documents of public officials and officers and other representatives of the Company.
Based upon the foregoing examination and in reliance thereon, and subject to the completion of all corporate action required to be taken by the Company to duly authorize each future issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Securities), and subject to the qualifications, assumptions and limitations set forth in this letter, I am of the opinion that:

(1)
With respect to Common Stock, when the shares of Common Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or agreement against the receipt of requisite consideration therefor provided for therein (in an amount at least equal to the aggregate par value of such shares), such shares of Common Stock will be validly issued, fully paid and non-assessable.

(2)
With respect to the Warrants, when the Warrants have been executed and delivered in accordance with a warrant agreement relating to the warrants (“Warrant Agreement”) and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company, subject to, in the case of Warrants not already outstanding, (a) the Warrant Agreement having been duly authorized and validly executed and delivered by the Company and each party thereto, and (b) the establishment of the terms of the Warrants in accordance with the Warrant Agreement.

(3)
With respect to Preferred Stock, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware, and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein (in an amount at least equal to the aggregate par value thereof), the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

(4)
With respect to Debt Securities issued under the Indenture or one or more other indentures, and the applicable supplements thereto, if any (the “Other Indentures” and each, an "Indenture"), when (a) the Indenture has been qualified under the United States Trust Indenture Act of 1939, as amended, and (b) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Debt Securities will constitute legal, valid and binding obligations of the Company and subject to, in the case of Other Indentures, (c) the establishment of the terms of the Debt Securities in accordance with the Other Indenture, and (d) the Other Indenture and the applicable supplement thereto, if any, having been duly authorized and validly executed and delivered by the Company and the trustee thereunder.

(5)
With respect to Common Stock or Preferred Stock to be issued upon conversion of the Debt Securities or Preferred Stock, when (a) if applicable, the Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) such Common Stock or Preferred Stock, as the case may be, has been issued and delivered in accordance with the terms of the applicable Debt Securities or Preferred Stock, as the case may be, for consideration in an amount at least equal to the par value thereof, such shares of Common Stock or Preferred Stock will be validly issued, fully paid and non-assessable.

My advice on every legal issue in this letter is based exclusively on (i) the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, and (ii) New York law with respect to the Debt Securities offered under the Indenture. My advice represents my opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.
This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. I have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.
I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the securities nor do I express any opinion regarding the Securities Act or any other federal securities laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.
 My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours /S/ ROBERT C. SHROSBREE Robert C. Shrosbree Executive Director Legal, Corporate & Securities